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[LOGO]                                      CPT Holdings, Inc.
                                            1430 Broadway
                                            13th Floor
                                            New York, NY
                                            10018-3308

                                            Telephone: 212/382-1313
NEWS RELEASE                                Facsimile: 212/391-1393


Contact: Richard C. Hoffman

TO:   THE EDITOR
FOR:  IMMEDIATE RELEASE

               CPT HOLDINGS, INC. SUBSIDIARY ACQUIRES THE ASSETS
                            OF J&L STRUCTURAL, INC.

New York, New York, April 6, 1995 -- CPT Holdings, Inc. announced today that its indirect subsidiary, J&L Acquisition Corp., has acquired the business and substantially all of the assets of J&L Structural, Inc. and Trailer Components, Inc., of Aliquippa, Pennsylvania. J&L Structural, Inc. is a nationwide independent producer of high quality lightweight structural steel shapes, with a leading market share in the Northeast, Southeast and Mid-Atlantic regions of the United States. J&L Structural, Inc.'s structural steel products are used primarily in the manufactured housing, truck trailer and highway safety systems industries. Trailer Components, Inc. provides secondary services for J&L Structural, Inc. As part of the purchase transaction the assets of CPT's other subsidiary, Brighton Electric Steel Casting Company, which has an 80% share of the small steel piercer point market in the U.S., will be transferred and contributed to the acquisition entity. The combined entities had sales of approximately $85 Million for the year ended December 31, 1994. Current management of J&L Structural, Inc. will remain with the acquiring entity under long term employment agreements.

  CPT Holdings, Inc. is a public company traded on the NASDAQ broker quotation system.